Exhibit 99.1
T-3 Energy Services Announces 2005 Earnings Per Share
HOUSTON, TEXAS, (PRIMEZONE WIRE) — March 7, 2006. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported fourth quarter 2005 income from continuing operations of $2.9 million, or $0.27 per diluted share, up 37% and 35%, respectively, from $2.1 million, or $0.20 per diluted share reported for the third quarter of 2005, and up 198% and 200%, respectively, from $1.0 million, or $0.09 per diluted share reported for the fourth quarter of 2004. Revenues for the fourth quarter of 2005 increased 26% over the previous quarter and 72% over the prior year quarter. The fourth quarter 2005 financial results include a charge of $0.6 million associated with the termination of the Company’s public offering. Excluding the impact of the terminated public offering costs, T-3 Energy’s income from continuing operations increased 242% from the fourth quarter of 2004 to the fourth quarter of 2005.
For the fourth quarter of 2005, the Company reported EBITDA (defined as income from continuing operations, excluding terminated public offering costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization) of $5.9 million, a 159% increase over the same period for 2004.
For the year ended December 31, 2005, income from continuing operations of $8.1 million, or $0.75 per diluted share, increased 180% and 178%, respectively, over 2004 amounts. Excluding the impact of the terminated public offering costs, income from continuing operations of $8.5 million, or $0.79 per diluted share, increased 195% and 193%, respectively over 2004 amounts. For the year ended December 31, 2005, revenues of $103.2 million were up 53% from the prior year. Revenues from new products for the year ended December 31, 2005 were up 90% from the prior year.
For the year ended December 31, 2005, the Company reported EBITDA of $17.7 million, a 100% increase over the same period for 2004.
The increase in revenues and earnings growth were primarily attributable to increased activity in the oil and gas industry, the purchase of the Company’s Canadian operations during the fourth quarter of 2004, which allowed the Company to recognize the full benefit of their products and services being offered in Canada, the willingness of drilling contractors and oil and gas companies to spend increased capital for their projects worldwide, and increased market share for our T-3 brand pressure and flow control products.
During 2005 and 2004, the Company sold substantially all of the assets of its distribution and products segments, respectively. These assets constituted businesses and thus their results of operations have been reported as discontinued operations for all periods presented. Loss from discontinued operations, net of tax for the year ended December 31, 2005 was $3.5 million compared to $1.4 million for the same period in 2004. The increase in loss was primarily attributable to the pre-tax loss of $3.6 million for the sale of the distribution segment during 2005 as compared to a loss of $2.9 million for the sale of a portion of the products segment during 2004.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented “T-3 had an excellent year in 2005. We are at an inflection point for our products and services that will continue to carry into 2006 with full momentum. Our T-3 brand identity has now been accepted by substantially all the major drilling contractors for use throughout the world. For example, BOP and BOP control systems shipments have increased 500% and 180%, respectively, in 2005 as compared to 2004. Over the next twelve months we plan to significantly expand our manufacturing capacity through facility expansions and operational improvements, through several selected geographical expansions and the continued introduction of new products being developed by our engineering group, which has more than doubled in size since mid 2005. This should allow us to continue and improve our already rapid response time to customer demands and enable us to build market share worldwide.”
We believe that the outlook for the Company through 2006 is favorable, as the overall activity in the markets we operate in is expected to remain high and our backlog, especially for our pressure and flow control business, began to increase significantly in the third quarter of 2005. Backlog has increased $26.7 million, or 785%, from December 31, 2004 backlog of $3.4 million to December 31, 2005 backlog of $30.1 million. We expect that the high levels of drilling activity in North America and the increased demand for our products to be shipped internationally will continue to drive significant levels of backlog. We believe that a significant amount of future activity will be related to new products and that substantially all of the orders and commitments included in backlog at December 31, 2005, will be completed within the next twelve months.
Looking into 2006 and beyond, we expect average rig activity to remain at high levels, and we expect our new products sales to increase compared to 2005 levels due to our product acceptance by the industry, new product introductions, significant capital and geographical expansions, and continued rapid response time to our customers. The Company’s actual results will also be dependent on the pace and level of activities in the markets served by the Company.
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. quarterly Report on Form 10-Q for the period ending September 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this release for the corresponding reconciliations to GAAP financial measures for the yearly and quarterly periods ended December 31, 2005 and 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino Vice President and Chief Financial Officer 713-996-4110 mmino@t3es.com

T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Three Months Ended
	December 31,		September 30,
	2005	2004	2005
Revenues:
Products	$24,081	$12,197	$16,464
Services	8,525	6,745	9,327

	32,606	18,942	25,791

Cost of revenues:
Products	15,310	8,839	10,634
Services	5,463	4,481	6,140

	20,773	13,320	16,774

Gross profit	11,833	5,622	9,017

Operating expenses	7,407	4,163	5,578

Income from operations	4,426	1,459	3,439

Interest expense	272	435	146

Interest income	(14)	(35)	(15)

Other (income) expense, net	(35)	14	(10)

Income from continuing operations before provision for income taxes	4,203	1,045	3,318
Provision for income taxes	1,314	77	1,214

Income from continuing operations	2,889	968	2,104

Income (loss) from discontinued operations, net of tax	239	465	(3,856)

Net income (loss)	$3,128	$1,433	$(1,752)

Basic earnings (loss) per common share:
Continuing operations	$0.27	$0.09	$0.20
Discontinued operations	0.02	0.04	(0.37)

Net income (loss) per common share	$0.29	$0.13	$(0.17)

Diluted earnings (loss) per common share:
Continuing operations	$0.27	$0.09	$0.20
Discontinued operations	0.02	0.04	(0.36)

Net income (loss) per common share	$0.29	$0.13	$(0.16)

Weighted average common shares outstanding:
Basic	10,582	10,582	10,582

Diluted	10,700	10,584	10,716

T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share amounts)

	Year Ended December 31,
	2005	2004
Revenues:
Products	$65,635	$43,263
Services	37,583	24,165

	103,218	67,428

Cost of revenues:
Products	42,397	29,567
Services	23,887	15,548

	66,284	45,115

Gross profit	36,934	22,313

Operating expenses	23,121	15,888

Income from operations	13,813	6,425

Interest expense	1,491	2,319

Interest income	(83)	(205)

Other (income) expense, net	(16)	134

Income from continuing operations before provision for income taxes	12,421	4,177
Provision for income taxes	4,366	1,305

Income from continuing operations	8,055	2,872

Loss from discontinued operations, net of tax	(3,542)	(1,353)

Net income	$4,513	$1,519

Basic earnings (loss) per common share:
Continuing operations	$0.76	$0.27
Discontinued operations	(0.33)	(0.13)

Net income per common share	$0.43	$0.14

Diluted earnings (loss) per common share:
Continuing operations	$0.75	$0.27
Discontinued operations	(0.33)	(0.13)

Net income per common share	$0.42	$0.14

Weighted average common shares outstanding:
Basic	10,582	10,582

Diluted	10,670	10,585

T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands except for share amounts)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,162	$95
Accounts receivable — trade, net	21,527	13,296
Inventories	18,268	11,861
Notes receivable, current portion	480	1,160
Deferred income taxes	1,731	2,086
Prepaids and other current assets	5,887	3,114
Current assets of discontinued operations	—	18,226

Total current assets	49,055	49,838

Property and equipment, net	18,652	18,746
Notes receivable, less current portion	327	365
Goodwill, net	69,607	68,393
Other intangible assets, net	2,325	3,445
Other assets	822	1,554

Total assets	$140,788	$142,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$12,943	$6,355
Accrued expenses and other	9,439	6,408
Current maturities of long-term debt	36	44
Current liabilities of discontinued operations	—	4,048

Total current liabilities	22,418	16,855

Long-term debt, less current maturities	7,058	18,824
Other long-term liabilities	82	130
Deferred income taxes	2,018	2,216

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized at December 31, 2005 and 50,000,000 shares authorized at December 31, 2004, 10,581,986 shares issued and outstanding at December 31, 2005 and 2004	11	11
Warrants, 332,862 issued and outstanding at December 31, 2005 and 517,862 issued and outstanding at December 31, 2004	644	853
Additional paid-in capital	123,175	122,962
Retained earnings (deficit)	(15,420)	(19,933)
Accumulated other comprehensive income	802	423

Total stockholders’ equity	109,212	104,316

Total liabilities and stockholders’ equity	$140,788	$142,341

T-3 ENERGY SERVICES, INC., AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$2,889	$968	$8,055	$2,872
Terminated public offering costs, net of tax	423	—	423	—

Non-GAAP Income from continuing operations (B)	$3,312	$968	$8,478	$2,872

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.27	$0.09	$0.75	$0.27
Terminated public offering costs, net of tax	0.04	—	0.04	—

Non-GAAP continuing operations diluted earnings per share (B)	$0.31	$0.09	$0.79	$0.27

EBITDA:
GAAP Income from continuing operations	$2,889	$968	$8,055	$2,872
Terminated public offering costs, net of tax	423	—	423	—
Provision for income taxes	1,532	77	4,584	1,305
Depreciation and amortization	771	823	3,183	2,517
Interest Expense	272	435	1,491	2,319
Interest Income	(14)	(35)	(83)	(205)

EBITDA (A)	$5,873	$2,268	$17,653	$8,808

(A) EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding terminated public offering costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented EBITDA because we use EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider EBITDA to be an important indicator of the operational strength of our business. Management uses EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.
EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus terminated public offering costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus terminated public offering costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the costs related to the terminated public offering are one-time costs that are non-recurring in nature.